Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Quantum Computing Inc. (referred to throughout this Agreement as “Employer” or “Company”) and William McGann (“Employee”). The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate.

1. Last Day of Employment. Employee’s last day of employment with Employer will be Monday, May 12, 2025 (“Separation Date”).

2. Consideration.

In consideration for signing this Agreement, and complying with its terms, Employer agrees:

(a) to pay to Employee four hundred twenty thousand dollars ($420,000), representing twelve (12) months of salary at Employee’s base rate of pay, less lawful deductions, which will be paid in equal cash installments on regular Employer payroll dates (no less frequently than monthly) over the twelve (12) month period immediately following the Separation Date; provided, that the first installment payment will be made on the first regular Employer payroll date coinciding with or next following the 30th day after the Separation Date and will include payment of any installment payments that were otherwise due prior thereto.

(b) subject to Employee’s timely election of continuation coverage under COBRA, the Employer will continue to pay or reimburse 100% of Employee’s premiums for such coverage, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to the eligibility requirements and other terms and conditions of such insurance coverage, for the six (6) month period following the Separation Date or, if earlier, until Employee first becomes covered by an equivalent benefit (at the same cost to Employee, if any) from another source (and Employee agrees to immediately notify the Employer in writing if Employee becomes so covered).

(c) All of Employee’s restricted stock grants are fully vested as of the Separation Date.

(d) Employee holds vested but unexercised stock options for 25,830 shares, granted February 19, 2025. All of Employee’s other stock option grants were previously exercised. For avoidance of doubt, all other terms of the option grant agreement noted above governing such options will remain unchanged, and Employee will have three months from the Separation Date to exercise any vested options.

3. Total Consideration. Employee acknowledges that the consideration referred to above is the total consideration he will receive from Employer and that it exceeds that to which he would otherwise be entitled, and that he is not entitled to, nor will he receive, any additional payments of any kind, including payments under any existing contract, commission plan, policy or practice, pension or retirement savings plan, vacation plan, policy, or practice, severance plan, policy or practice, or payment for bonuses or deferred compensation. Breach of this Agreement by Employee results in cessation of any outstanding payments set forth above without impacting Employee’s obligations and Employee’s release of claims. Employee further acknowledges that, except for the equity awards described in Paragraphs 2(c) and 2(d) above, Employee does not have any rights or entitlements to or with respect to any compensatory equity or equity-based award from, or any other equity ownership interest in the Employer or its affiliates, except for common shares obtained by investment in a financing round by the Company

4. General Release, Claims Not Released and Related Provisions.

(a) Employee Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharge Employer, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:

▪	the Age Discrimination in Employment Act of 1967, 29 U.S.C. 6, et seq. (“ADEA”);

▪	the Older Workers Benefit Protection Act, 29 U.S.C. 621 et seq. (“OWBPA”)

▪	Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq. (“Title VII”);

▪	the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981, § 1983, et seq. (“Civil Rights Act”);

▪	the Civil Rights Act of 1991, 42 U.S.C. §. 1981a, et seq. (“CRA of 1991”);

▪	the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”);

▪	the Genetic Information Nondiscrimination Act of 2008, 29 U.S.C. § 1635, et seq. (“GINA”);

▪	the Employee Polygraph Protection Act, 20 U.SC. § 2001, et seq. (“EPPA”);

▪	the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq, (“ADA”);

▪	the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”);

▪	the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (“FLSA”);

▪	the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (“ERISA”);

▪	the Equal Pay Act, 29 U.S.C. § 201, et seq. (°‘EPA”); the Rehabilitation Act 29 U.S.C. § 701, et seq. (“RA”);

▪	the Pregnancy Discrimination Act, 42 U.S.C. § 2000, et seq. (“PDA”);

▪	the Whistleblower Protection Statutes, 10 U.S.C. § 2409, 12 U.S.C. § 1831j, 31 U.S.C. § 5328, 41 U.S.C. § 265, (collectively as “WPS”);

▪	the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C.A. 4301, et seq. (“USERRA”);

▪	the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq. (“WARN”);

▪	any other federal, state or local law, rule, regulation, or ordinance

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b) Release of Unasserted Claims Pursuant to the ADEA. Exclusively as this Agreement pertains to Employee’s release of unasserted claims under the Age Discrimination in Employment Act (“ADEA waiver and release”), Employee, pursuant to and in compliance with the Older Workers Benefit Protection Act:  (i) has been advised in writing to consult with an attorney at his own cost prior to executing this Agreement; (ii) has been afforded a period of twenty-one (21) calendar days to consider this ADEA waiver and release; and (iii) may revoke only his ADEA waiver and release during the seven (7) calendar days following the execution of this Agreement. Any revocation of the ADEA waiver and release within the period must be submitted in writing, to Carly Saxton at csaxton@quantumcomputinginc.com. To the extent Employee executes this Agreement prior to the expiration of the twenty-one (21) calendar day period specified above, Employee acknowledges and agrees that he was afforded the opportunity to have at least twenty-one (21) calendar days to consider it before executing it and that his execution of the Agreement prior to the expiration of said period was his voluntary act. Employee also agrees that this Agreement is written in a manner that enables him to fully understand its content and meaning. Employee also agrees he is waiving and releasing claims (including any unasserted ADEA claims) in exchange for valuable consideration identified above that is in addition to anything of value to which he already is entitled. This Agreement, as it pertains to a release of claims under the ADEA, shall become effective and enforceable seven (7) calendar days after its execution. All other provisions of this Agreement or parts thereof shall become effective and enforceable upon execution. In the event Employee revokes his ADEA waiver and release, the revocation will be limited to Employee’s ADEA waiver and release only, and all other known and unknown claims remain waived and fully released.

(c) Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement.

(d) No Interference with Rights. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Agreement, including but not  limited to the release of claims nor the confidentiality clauses, prohibits Employee from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission and/or the Occupational Safety and Health Administration. Employee is not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s or any similar state or local commission’s or agency’s independent right and responsibility to enforce the law. Employee understands, however, that while the Agreement does not impinge on his right to file a charge or participate in an investigation or proceeding conducted by the Commission, the Agreement does bar any claim he might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Agreement.

(e) Indemnification. The Director indemnification encompassed in the Bylaws Article V, Section 2 is hereby incorporated by reference.

(f)  Employer Release. In consideration of the covenants and promises set forth in this Agreement, above, Employer does hereby release, acquit, satisfy, and discharge Employee from all manner of actions, causes of action, suits, debts, sums of money, agreements, damages, judgments, and claims and demands whatsoever that Employer ever had, or has against Employee whatsoever (asserted or known) as of the Separation Date; provided this release does not extend to: (i) any obligations of Employee under this Agreement, (ii) any rights to indemnification of Employee against claims by third parties to the extent that such claims are covered by the Company’s Directors and Officers Liability Insurance; or (iii) claims asserted against the Company based on the intentional and illegal conduct of Employee.

5. Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

6. Acknowledgments and Affirmations.

(a) Employee confirms that prior to the execution of this Agreement, Employee has not revealed its terms to any third parties. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney or advisor with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, and/or to any federal, state or local government agency. Nothing in this Agreement has the purpose or effect of preventing Employee from making truthful disclosures about alleged unlawful conduct.

(b) Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim against Employer. Nothing in this Agreement or these Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.

(c) Employee also affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement, except for compensation owed to Employee for the period April 1, 2025, to April 15, 2025, which the Employer will pay to Employee during the Employer’s next regularly scheduled semi-monthly payroll on April 30, 2025. Compensation earned by Employee from April 16, 2025 through May 12, 2025 will be paid during the Employer’s regularly scheduled semi-monthly payrolls. Employee affirms that Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment as of the date Employee signs this Agreement. Employee also affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.

(d) Employee further affirms that he has no known workplace injuries or occupational diseases.

(e) Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

(f)  Employee and Employer acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

7. Return of Property.

Except for the Company furnished laptops provided otherwise in this Agreement or by law, Employee affirms that Employee has returned, without copying or otherwise reproducing, all of Employer’s property, including documents, and/or any confidential information in Employee’s possession or control. The laptops issued to Employee will remain in Employee’s possession until the Separation Date.

Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

8. Continued Obligations.

a. Employee affirms and acknowledges that Employee has continuing obligations pursuant to his Employment Agreement dated January 3, 2022 as amended February 1, 2024 and December 30, 2024 (the “Employment Agreement”) and the Business Protection Agreement dated June 1, 2022 (the “BPA”). Employee agrees to abide by his obligations under the Employment Agreement and the BPA, including but not limited to, provisions related to Nondisclosure, Proprietary Information, Inventions, Noncompetition and Non-solicitation.

b. Defend Trade Secrets Act Disclosure. Under the Defend Trade Secrets Act of 2016 (“DTSA”), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a retaliation lawsuit brought by me for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee do not need the prior authorization of the Employer to make such reports or disclosures, and Employee am not required to notify the Employer that Employee have made such reports or disclosures.

c. Notice of Required Disclosure. If Employee and/or his agent(s) become legally obligated by a court of competent jurisdiction to disclose any of the Proprietary Information, Employee shall first provide Employer with immediate written notice so that Employer may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, Employee and/or his agents will furnish only that portion of the Proprietary Information which they are legally required to disclose and will exercise diligent efforts to obtain reliable assurance, to the extent that such assurance can be obtained, that confidential treatment and compliance with this Agreement will be accorded the Proprietary Information.

9. Non-defamation, libel and/or slander. In further consideration of Employer’s willingness to pay the consideration provided for above in Paragraph 2, Employee agrees that other than as provided in Paragraph 6, above, neither he nor anyone acting on his behalf shall (i) make any defamatory, libelous, slanderous or untrue statements about the Company and/or any of the Releasees or the business or any of the services or products of the Company or any of the Releasees; or (ii) communicate, directly or indirectly, with the press or other media, or comment on social media, concerning past or present employees, business services or products of the Company or the Releasees. Nothing in this Paragraph 9 shall prohibit either Party from testifying truthfully under oath pursuant to lawful subpoena or court order or from fully and truthfully participating in an investigation or proceeding by any governmental agency.

10. Neutral Reference. If any prospective employer makes any inquiry regarding Employee’s employment with Employer, Employer agrees that it will respond to such inquiries by stating that it has a policy of not giving references, and by disclosing only Employee’s last job title and dates of employment.  Employer shall not answer any other questions from future employers, including but not limited to whether they would hire Employee again.

11. Participation in Other Cases. To the extent permitted by applicable law, Employee covenants and agrees never to commence or prosecute, or assist in the commencement or prosecution of, or in any way to cause, permit or advise to be commenced, or prosecuted against Employer, in any action or proceeding or to assert against in any action or proceeding, any demands, causes of action, obligations, damages, or liabilities of any nature whatsoever, whether or not now known, suspected, or claimed which Employee ever had, now has, or hereafter has, or claims to have, against, Employer, by reason of any act, transaction, practice, conduct, or omission of Employer that occurred prior to the date of this Agreement. Should any private party or governmental agency contact Employee to provide information regarding Employer, Employee shall immediately advise Employer by telephone and in writing.

Moreover, if such action continues, Employee acknowledges that as a consideration for receipt of money paid pursuant to this Agreement, Employee waives i.e., surrenders his right to, any monetary benefit from such action.

Employee further agrees that he will not solicit or encourage any former or future employee of Employer to pursue claims against Employer.

12. Cooperation. In exchange for the consideration contained in Paragraph 2, Employee agrees to cooperate with the Employer and each and every affiliate, parent and subsidiary thereof, as the case may be, and their attorneys, experts and consultants, after the Separation Date, as requested in connection with any litigation, grievance, investigation, or any other proceeding arising out of, or relating to, matters which Employee was involved prior to the Separation Date. Employee’s cooperation shall include, without limitation, meeting with, sharing information, and providing assistance to the Employer and each and every affiliate, parent and subsidiary thereof, and their attorneys, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that Employee’s cooperation is requested after the Separation Date, the Employer and each and every affiliate, parent and subsidiary thereof, as the case may be, and their attorneys, experts and consultants will seek to minimize interruptions to Employee’s schedule to the extent consistent with its interests in the matter, and will reimburse Employee for all reasonable and appropriate out-of-pocket expenses actually incurred by Employee in connection with such cooperation upon reasonable substantiation of such expenses. For the avoidance of doubt, there are five active lawsuits and two arbitrations that the Employee is involved in as of the Separation Date:

(1) BV ADVISORY PARTNERS, LLC, a New Jersey limited liability company, Petitioner, v. QPHOTON, LLC, a Delaware limited liability company (the successor to QPhoton, Inc.), Respondent (C.A. No. 2022-0923-SG);

(2) BV ADVISORY PARTNERS, LLC, Plaintiff, v. QPHOTON, LLC, Defendant (C. A. No. 2023-0768-SG);

(3) QUANTUM COMPUTING INC., v., BV ADVISORY PARTNERS, LLC and KEITH BARKSDALE, Defendants (C. A. No. 2025-0111-BWD);

(4) DREW COHEN, Individually and on Behalf of All Others Similarly Situated, Plaintiff, v. QUANTUM COMPUTING INC., WILLIAM J. MCGANN, ROBERT LISCOUSKI, CHRISTOPHER BOHEMLER, and CHRISTOPHER ROBERTS, Defendants (Case No. 2:25-cv-01457);

(5) CHRYSTIA SIOLKOWSKY, derivatively on behalf of QUANTUM COMPUTING INC., Plaintiff, v. WILLIAM MCGANN, ROBERT LISCOUSKI, CHRISTOPHER BOHEMLER, CHRISTOPHER ROBERTS, ROBERT FAGENSON, YUPING HUANG, MICHAEL TURMELLE, and BERTRAND VELGE, Defendants, and QUANTUM COMPUTING INC., Nominal Defendant. (Case No. 2:25-cv-02156)

(6) JASON BAE, Claimant v. QUANTUM COMPUTING, INC., DR. WILLIAM MCGANN, Respondent (Arbitration Demand);

(7) CNLT, LLC, Claimant v. QUANTUM COMPUTING INC., Respondent (Arbitration Demand);

13. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

14. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees or Employee of wrongdoing or evidence of any liability or unlawful conduct of any kind.

15. Remedies. Employee acknowledges and agrees that a breach of any of the covenants contained in this Agreement constitutes a material breach of this Agreement that may cause Employer irreparable harm and will entitle Employer to all remedies provided by law, including injunctive relief. Employee agrees to waive any bond that may otherwise be required for injunctive relief to issue. Further, Employee acknowledges that he will be held liable not only for his own breaches of the confidentiality provision, but also for any breaches of confidentiality by any individual with whom he shared such information. Employee shall indemnify, defend and hold harmless Employer from any claims, penalties, damages, expenses (including reasonable attorneys’ fees) and any other liability for a breach of this Agreement by Employee and/or his agents. The foregoing provision supplements and does not limit any remedies, available to Employer, in accordance with law.

16. Severability Not Construed Against the Drafter; Attorneys’ Fees. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and, to this end, the provisions of this Agreement are declared to be severable. If any provision of it is found to be unlawful or unenforceable, it shall be deemed narrowed to the extent required to make it lawful and enforceable. The Agreement was negotiated at arms-length and shall not be construed against its drafter as each party participated equally in its drafting. Each party shall be solely responsible for their respective attorneys’ fees.

17. Prior Breach No Defense. The real or perceived existence of any claim or cause of action of the Employee against Employer, whether predicated on this Agreement or some other basis, shall not relieve Employee of Employee’s obligations under this Agreement and shall not constitute a defense to the enforcement by Employer of the restrictions, warranties and covenants contained herein.

18. Warranty of Capacity to Execute Agreement. Employee represents and warrants that no other person or entity has or has had any interest in the claims, demands, obligations or causes of action referred to in this Agreement; that he has the sole and exclusive right to receive sums specified in; that he has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement; and that he has the mental capacity to understand and execute the terms and conditions of the Agreement.

19. Disclaimer Liability. Employee agrees to indemnify and hold harmless Employer from any and all claims or liens presently existing against the monies paid in Paragraph 2(a) hereby by any person, entity or corporation, as well as any attorneys’ fees and cost incurred in representation of Employer in litigation concerning any claims or liens, including, but not limited to, any claims or liens for attorneys’ fees and costs.

20. Successors-in-Interest. The Agreement shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each party.

21. Waiver. No waiver of any breach or any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

22. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

23. Entire Agreement. This Agreement, the equity documents governing Employee’s incentive equity awards referenced in Paragraph 2 above, and Sections 6 and 9 of the Employment Agreement, set forth the entire agreement between the Parties hereto, and fully supersede any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

24. Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE/RESCIND THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT AND THE AGREEMENT IS NOT ENFORCEABLE WITH RESPECT TO THE ADEA UNTIL THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING (EITHER FIRST CLASS MAIL OR BY EMAIL), TO VICE PRESIDENT, HUMAN RESOURCES DIRECTOR, QUANTUM COMPUTING INC, 5 MARINE VIEW PLAZA, SUITE 214, HOBOKEN, NJ 07030 AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE POSTMARKED OR IF PERSONALLY DELIVERED RECEIVED BY VICE PRESIDENT, HUMAN RESOURCES, QUANTUM COMPUTING INC., ARLINGTON, VA 22209 WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Quantum Computing Inc.

By:		By:
	William McGann		Chris Boehmler
Chief Financial Officer

Date:	April 15, 2025	Date:	April 15, 2025